Exhibit 99.12

THIRD AMENDMENT
TO THE
RESTATED GRAND CASINOS
401(k) SAVINGS PLAN

WHEREAS, the Restated Grand Casinos 401(k) Savings Plan (the “Plan”) was adopted on February 28, 2001;

WHEREAS, under Section XIII of the Plan, Grand Casinos, Inc. reserved the right to amend the provisions of the Plan through action of its Board of Directors;

WHEREAS, the First Amendment to the Plan was adopted on November 21, 2001;

WHEREAS, the Second Amendment to the Plan was adopted on December 31, 2002; and

WHEREAS, it has become necessary to amend the Plan in order to (i) incorporate the final Treasury Regulations under Section 401(a)(9) of the Internal Revenue Code that are applicable to the Plan as of January 1, 2003, and (ii) provide for the merger of the Restated Bally’s Casino 401(k) Savings Plan into the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.             The last sentence of Section 7.2(a) is amended to read as follows:

“Any distribution under this Section shall be made (or commence to be made) as soon as practicable after the Participant’s death, but in no event later than the December 31 of the calendar year immediately following the calendar year in which the Participant died.”

2.             Section 7.2 (b) is amended to read as follows:

“(b)         If a Participant who ceased to be an Employee on account of his Retirement or Disability dies after commencing to receive a distribution of his Account Balance in the form of installment payments but prior to the completion of the distribution of the entire Account Balance, the Participant’s Beneficiary shall be paid the remaining installments at the same time, in the same manner and for the remaining scheduled period of such installments; provided, however, that the Beneficiary may elect a single lump sum cash payment of the remaining unpaid installments.”

3.             Subparagraph (i) of Section 7.3(b) is amended by adding the following sentence at the end thereof to read:

“If such Participant should die prior to receiving distribution of his Vested Account Balance, the Participant’s Beneficiary shall receive a distribution of such Participant’s Vested Account Balance in accordance with paragraph (c) of this Section.”

4.             Subparagraph (ii) of Section 7.3(b) is amended by adding the following sentence at the end thereof to read:

“If such Participant should die prior to receiving distribution of his Vested Account Balance, the Participant’s Beneficiary shall receive a distribution of such Participant’s Vested Account Balance in accordance with paragraph (c) of this Section.”

5.             Section 7.3(c) is amended by adding the following sentence at the end thereof to read:

“If a Terminated Vested Participant should die prior to receiving distribution of his Vested Account Balance, the Participant’s Beneficiary shall receive a distribution of such Participant’s Vested Account Balance in a lump sum payment as soon as practicable following the Terminated Vested Participant’s date of death, but in no event later than the December 31 of the calendar year immediately following the calendar year in which the Participant died.”

6.             Section 7.5 is amended to read as follows:

“7.5         Special Rules for Certain Distributions.

(a)           A Participant may elect, in accordance with the provisions of Sections 7.1 and 7.2, in lieu of a lump sum cash payment, to receive his distribution in the form of substantially equal monthly installments not to exceed the lesser of (a) 120 or (b) the maximum monthly installments based upon the Participant’s life expectancy computed in accordance with the provisions of Section 7.6(a)(ii)(A), or if the Participant’s spouse is the sole Beneficiary, then in accordance with the provisions of Section 7.6(a)(ii)(B).

(b)           (i)            If the Participant dies before the first installment payment is due and the Participant has designated an individual as Beneficiary in accordance with Section 1.401(a)(9)-4, Q&A-1 of the Treasury Regulations (the “Designated Beneficiary”), the Designated Beneficiary may elect, in accordance with the provisions of Section 7.2(a), in lieu of a lump sum cash payment, to receive his distribution in the form of substantially equal monthly installments not to exceed the lesser of (a) 120 or (b) the maximum monthly installments based upon the Designated Beneficiary’s life expectancy computed in accordance with the provisions of Section 7.6(a)(ii)(A); or

(ii)           If the Participant dies before the first installment payment is due and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire Account Balance will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(c)           If the Participant dies before the first installment payment is due, the Participant’s surviving spouse is the sole Designated Beneficiary, and the surviving spouse dies before the first installment is due, this Section 7.5 shall apply as if the surviving spouse were the Participant.

(d)           A Participant who elects to receive his distribution in the form of installments (or such Participant’s Beneficiary if such Participant dies prior to the time the installment payments have been fully paid out) may at any time elect to receive a single lump sum cash payment of the remaining unpaid installments.”

7.             Paragraph (a) of Section 7.6 is amended to read as follows:

“(a)         (i)            Notwithstanding anything to the contrary in this Article, as required by Code Section 401(a)(9) and the Treasury Regulations thereunder, with respect to any Participant who is a “five percent owner” (as defined in Code Section 416), the distribution of such Participant’s Account Balance shall be made (or commence) in accordance with subparagraph (ii) of this paragraph no later than April 1 of the calendar year following the calendar year in which the Participant reaches age 70-1/2 (the “Required Beginning Date”), regardless of whether such Participant is still actively employed as of such date.  If the Participant continues to participate in the Plan, the minimum amount that must be distributed to the Participant in accordance with subparagraph (ii) of this paragraph for other calendar years, including the required minimum distribution for the calendar year in which the Participant’s Required Beginning Date occurs, shall be distributed on or before December 31 of that calendar year.

(ii)           At the election of the Participant, the Participant’s Account Balance shall either be distributed in its entirety to the Participant in accordance with Code Section 401 (a)(9)(A)(i) and the Treasury Regulations thereunder, or distributed to the Participant during the Participant’s lifetime in an amount for each distribution calendar year that is the lesser of:

(A)          the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(B)           if the Participant’s sole Designated Beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and spouse’s ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

For purposes of calculating the required minimum distribution pursuant to this subparagraph (ii), the first “distribution calendar year” shall be the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date.  All other “distribution calendar years” shall be the calendar year in which the minimum distribution is required.  In addition, the Participant’s Account Balance shall mean the Account Balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (the “Valuation Calendar Year”), increased by the amount of any contributions made and allocated to the Account Balances as of dates in the Valuation Calendar Year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date.”

8.             Section 7.6 is amended by adding new paragraph (e) at the end thereof to read:

“(e)         All distributions made under this Article VII shall be made in accordance with Code Section 401(a)(9) and Sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Treasury Regulations. The provisions in the Plan reflecting Code Section 401(a)(9) shall override any distribution option in the Plan inconsistent with Code Section 401(a)(9).”

9.             The Plan is amended by adding new ARTICLE XIX at the end thereof to read:

“ARTICLE XIX

SPECIAL PROVISIONS PERTAINING TO THE MERGER OF
THE BALLY’S CASINO 401(K) SAVINGS PLAN INTO THE PLAN

19.1         General.  Effective as of December 31, 2003, the Bally’s Casino 401(k) Savings Plan (the “Bally’s Plan”) shall be merged into the Plan so that all assets of the Bally’s Plan shall be transferred to the Plan for application under the terms of the Plan and the liabilities for benefits accrued under the Bally’s Plan through December 30, 2003, shall be assumed by the Plan.

19.2         Transfer of Account Balances.  In connection with the merger of the Bally’s Plan into the Plan, amounts reflecting the account balance in each account under the Bally’s Plan as of December 31, 2003 with respect to each participant under the Bally’s Plan as of such date shall be accounted for under the Plan in accordance with the following rules:

(a)           Amounts transferred from the Bally’s Plan to this Plan consisting of (i) a Participant’s “Salary Deferral Contribution Account” (as such term is defined in the Bally’s Plan), (ii) a Participant’s

“Qualified Non-Elective Contribution Account” (as such term is defined in the Bally’s Plan and (iii) a Participant’s Transfer Account” (as such term is defined in the Bally’s Plan) shall be credited to such Participant’s Salary Deferral Contribution Account under this Plan.

(b)           Amounts transferred from the Bally’s Plan to this Plan consisting of a Participant’s “Matching Contributions Account” (as such term is defined in the Bally’s Plan) that are not vested shall be credited to such Participant’s Matching Contribution Account under this Plan.

(c)           Amount’s transferred from the Bally’s Plan to this Plan consisting of a Participant’s “Matching Contribution Account” (as such term is defined in the Bally’s Plan) that are fully vested shall be credited to a separate subaccount established under such Participant’s Matching Contribution Account under this Plan called the “Vested Match Subaccount”.  Notwithstanding the provisions of Section 7.3, a Participant shall be vested at all times in his Vested Match Subaccount.

(d)           Amounts transferred from the Bally’s Plan to this Plan consisting of a Participant’s “Rollover Contribution Account” (as such term is defined in the Bally’s Plan) shall be credited to such Participant’s Rollover Contribution Account under this Plan.

(e)           Amounts transferred from the Bally’s Plan to this Plan consisting of a Participant’s “Catch-Up Contribution Account” (as such term is defined in the Bally’s Plan) shall be credited to such Participant’s Catch-Up Contribution Account under this Plan.

(f)            Amounts transferred from the Bally’s Plan to this Plan consisting of a Participant’s “After Tax Contribution Account” (as such term is defined in the Bally’s Plan) shall be credited to such Participant’s After Tax Contribution Account under this Plan.

19.3         Distributions.  The provisions of ARTICLE VII shall apply to any individual who has an account balance transferred from the Bally’s Plan to this Plan pursuant to this ARTICLE XIX.

19.4         Loans.  Any outstanding loans transferred to the Plan from the Bally’s Plan will continue to be held on the same terms as those contained in the loan agreement between the Participant and the Bally’s Plan, except that the Plan will be substituted as the obligee of the loan.

19.5         Benefit Options.  All applicable ‘benefit options’ (within the meaning of Section 411(d)(6)(B)(ii) of the Code and the Treasury Regulations thereunder) that are attributable to any amounts transferred from the Bally’s Plan shall continue to apply with respect to such transferred amounts held under this Plan.

19.6         Restoration of Forfeitures.  The provisions of Section 7.3(f) (relating to the restoration of forfeitures) shall apply to any individual who:  (i) was a participant in the Bally’s Plan, (ii) terminated employment with Belle of Orleans, L.L.C. prior to the time such individual’s accounts under the Bally’s Plan are transferred to this Plan, (iii) received a distribution of his vested interest under the Bally’s Plan, (iv) was reemployed by the Employer prior to completing five (5) consecutive One Year Breaks in Service (including, for this purpose, any one year breaks in service that might have occurred under the Bally’s Plan), and (v) repays the full amount previously distributed to him within five years of the date he is reemployed by the Employer.”

10.           The list of Affiliates in Appendix A to the Plan is amended by adding the following Affiliate:

“Effective December 31, 2003, Belle of Orleans, L.L.C.”

11.           Effective Dates.

(a)           The amendments made by paragraphs I through 8 shall be effective as of January 1, 2003.

(b)           The amendments made by paragraphs 9 and 10 shall be effective on December 31, 2003.

IN WITNESS WHEREOF, Grand Casinos, Inc. has executed this Third Amendment to the Plan on this 30th day of December, 2003.

ATTEST:	GRAND CASINOS, INC.

Carleeta Howard	By:	/s/ Wallace R. Barr

	Title:	President

The following summarizes the changes made by the Fourth Amendment to the Restated Grand Casinos 401(k) Savings Plan (the “Plan”):

a.             Paragraph 1 provides for the elimination of the stock distribution right of those participants with a balance in the Starwood Stock Fund in connection with the liquidation of all stock amounts held under the Starwood Stock Fund.

b.             Paragraph 2 add a new Section 18.3 (b) to provide for additional fiduciary protection for the Committee in connection with any Plan payments made to a guardian of a minor beneficiary or guardian of an alternate payee.